Exhibit 99.1

Empire Resources Announces Stock Repurchase Program for up to 2 Million Shares

Fort Lee, NJ – July 23, 2008 – Empire Resources, Inc. (AMEX: ERS), announced that its Board of Directors has approved a stock repurchase program for up to 2 million shares of the Company’s common stock through open market or private transactions. The timing of repurchases and number of shares repurchased will depend upon business and financial market conditions.

Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the United States, Canada, Europe, Australia, and New Zealand.

Contact:

David Kronfeld

917-408-1940

dkronfeld@empireresources.com